DISCOVERY COMMUNICATIONS REPORTS FULL YEAR AND
FOURTH QUARTER 2017 RESULTS

Silver Spring, Maryland – February 27, 2018: Discovery Communications, Inc. (“Discovery” or the “Company”) (NASDAQ: DISCA, DISCB, DISCK) today reported financial results for the full year and fourth quarter ended December 31, 2017.

“2017 was an historic year for Discovery. We took significant steps to position ourselves for success in a changing industry, while driving growth from our traditional linear business and accelerating our investments in new growth areas like digital and mobile in an effort to reach superfans on every screen,” said David Zaslav, President and CEO, Discovery Communications.  “Solid global advertising and distribution revenue growth helped us achieve our 2017 strategic and financial objectives. Additionally, we remain excited by the prospects for a combined Discovery and Scripps Networks.”

Full Year Results
Full year revenues of $6,873 million increased 6% compared to the prior year primarily due to 8% growth at International Networks and 5% growth at U.S. Networks, partially offset by a slight decline at Education and Other. Adjusted Operating Income Before Depreciation and Amortization (“OIBDA”)(1) increased 5% to $2,531 million primarily due to 5% growth at U.S. Networks, 3% growth at International Networks, and a profit at Education and Other compared to a loss in the prior year, partially offset by higher corporate costs. Excluding currency effects and the impact of the The Enthusiast Network, Inc. ("TEN")(2) and Oprah Winfrey Network ("OWN")(3) transactions, total Company revenues and Adjusted OIBDA both grew 4%(4).

Full year net income/(loss) available to Discovery Communications, Inc. ("DCI Net Income") decreased to $(337) million as higher operating results and a positive after-tax impact from our solar investments were more than offset by a non-cash $1,321 million (or $2.29 per share) after-tax goodwill impairment charge(5), $201 million (or $0.35 per share) of after-tax Scripps Networks transaction-related costs(6) and currency-related transactional losses compared to gains in the prior year. DCI Net Income excluding the impact of amortization of acquisition-related intangible assets, the goodwill impairment charge and Scripps Networks transaction-related costs ("Adjusted Net Income")(1)(7) was relatively consistent with the prior year, while Adjusted Net Income excluding currency effects increased 10%. Diluted earnings per share(8) decreased to $(0.59) due to lower DCI Net Income. Adjusted Earnings Per Diluted Share ("Adjusted EPS")(1)(7), which excludes the impact of amortization of acquisition-related intangible assets, the goodwill impairment charge and Scripps Networks transaction-related costs, increased 5% and Adjusted EPS excluding currency effects increased 16%.

(1)	See full definitions of Adjusted OIBDA, Adjusted Net Income and Adjusted EPS on page 7.
(2)
On September 25, 2017, the Company contributed Velocity, its linear cable network focused on cars and motor sports, to a new joint venture ("VTEN") with GoldenTree Asset Management, L.P., which contributed businesses from TEN, primarily MotorTrend.com, Motor Trend YouTube channel and the MotorTrend OnDemand OTT service. Discovery owns a 67.5% interest in VTEN.

(3)	The Company acquired a controlling interest in OWN from Harpo, Inc. ("Harpo") on November 30, 2017, resulting in the consolidation of OWN.
(4)	Refer to page 12 for more details.
(5)	In the fourth quarter of 2017, the Company recognized a goodwill impairment charge for our European reporting unit. Refer to page 19 for more details.
(6)
The Company announced the execution of a definitive agreement and plan of merger between Discovery and Scripps Networks Interactive, Inc. ("Scripps Networks") on July 31, 2017. Refer to page 14 for a detailed schedule of Scripps Networks transaction-related costs.

(7)	Refer to page 13 for more details.
(8)	All per share amounts are calculated using DCI Net Income. Refer to table on page 17 for the full schedule.

Free cash flow(1) increased 16% to $1,494 million for the full year 2017 from $1,292 million in the prior year as cash flow from operations increased 18% to $1,629 million from $1,380 million while capital expenditures increased to $135 million from $88 million. Cash flow from operations increased primarily due to improved operating results and lower cash taxes. Capital expenditures increased primarily due to higher technology and infrastructure investment. Free cash flow excluding the impact of currency effects and Scripps Networks transaction-related costs increased 25%. The goodwill impairment charge did not impact free cash flow.

Fourth Quarter Results
Fourth quarter revenues of $1,864 million increased 11% compared to the prior year due to 13% growth at International Networks, 10% growth at U.S. Networks and slight growth at Education and Other. Adjusted OIBDA increased 10% to $636 million due to 9% growth at International Networks, 7% growth at U.S. Networks, and a profit at Education and Other compared to a loss in the prior year, partially offset by higher corporate costs. Excluding currency effects and the consolidation of TEN and OWN, fourth quarter total Company revenues and Adjusted OIBDA grew 5% and 9%, respectively.

Fourth quarter DCI Net Income decreased to $(1,144) million as improved operating results were more than offset by a non-cash $1,321 million after-tax goodwill impairment charge, $59 million (or $0.10 per share) of after-tax Scripps Networks transaction-related costs and currency-related transactional losses compared to gains in the prior year. Adjusted Net Income excluding currency effects decreased 4%. Diluted earnings per share decreased to $(1.99) due to lower DCI Net Income. Adjusted EPS decreased 16%, while Adjusted EPS excluding currency effects increased 1%.

Free cash flow decreased to $430 million for the fourth quarter of 2017 as cash flow from operations decreased to $462 million while capital expenditures increased to $32 million. Fourth quarter cash flow from operations decreased primarily due to higher operating results and lower cash taxes more than offset by the timing of content spend and working capital. Free cash flow excluding the impact of currency effects and Scripps Networks transaction-related costs decreased 4%. The goodwill impairment charge did not impact free cash flow.

SEGMENT RESULTS

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Revenues:
U.S. Networks	$892	$812	10%	$3,434	$3,285	5%
International Networks	927	819	13%	3,281	3,040	8%
Education and Other	45	41	10%	158	174	(9)%
Corporate and Inter-Segment Eliminations	—	—	NM	—	(2)	NM
Total Revenues	$1,864	$1,672	11%	$6,873	$6,497	6%

Adjusted OIBDA:
U.S. Networks	$478	$447	7%	$2,026	$1,922	5%
International Networks	249	228	9%	859	835	3%
Education and Other	7	(5)	NM	6	(10)	NM
Corporate and Inter-Segment Eliminations	(98)	(92)	NM	(360)	(334)	NM
Total Adjusted OIBDA	$636	$578	10%	$2,531	$2,413	5%

(1)	Free cash flow is defined as cash provided by operating activities less purchases of property and equipment.

U.S. Networks

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Revenues:
Distribution	$402	$375	7%	$1,612	$1,532	5%
Advertising	456	421	8%	1,740	1,690	3%
Other	34	16	113%	82	63	30%
Total Revenues	$892	$812	10%	$3,434	$3,285	5%
Adjusted OIBDA	$478	$447	7%	$2,026	$1,922	5%
Adjusted OIBDA Margin	54%	55%		59%	59%

Full Year Results
U.S. Networks’ revenues increased 5% to $3,434 million, primarily driven by 5% distribution growth and 3% advertising growth. Excluding the impact of the OWN and TEN transactions, distribution revenues would have increased 4%, primarily driven by higher affiliate rates partially offset by a decline in affiliate subscribers and, to a lesser extent, growth was driven by contributions from content deliveries under licensing agreements. Advertising revenues increased 2% excluding the impact of the Group Nine(1), OWN and TEN transactions, primarily due to higher pricing and the continued monetization of our GO platform, partially offset by lower linear delivery.

Operating expenses increased 3% compared to the prior year, or 1% excluding the impact of the Group Nine, OWN and TEN transactions, primarily due to higher content amortization and research costs, partially offset by lower personnel and marketing costs. Adjusted OIBDA increased 5% to $2,026 million both on a reported basis and excluding the Group Nine, OWN and TEN transactions.

Fourth Quarter Results
U.S. Networks’ revenues for the fourth quarter increased 10% to $892 million, driven by 7% distribution growth,8% advertising growth and a significant increase in other revenues, primarily due to contributions from TEN. Excluding the impact of the OWN and TEN transactions, distribution revenue would have increased 3%, primarily driven by increases in affiliate fee rates, partially offset by a decline in affiliate subscribers. Consistent with third quarter trends, total portfolio subscribers declined 5% in the quarter, while subscribers to our fully distributed networks declined 3%. Advertising revenue increased 3% excluding the impact of the Group Nine, OWN and TEN transactions, primarily due to strength at TLC and ID linear networks and the continued monetization of our GO platform, partially offset by overall lower linear delivery.

Operating expenses increased 13%, or 1% excluding the impact of the Group Nine, OWN and TEN transactions, mainly due to increased content spend, partially offset by lower personnel and marketing costs. Adjusted OIBDA increased 7% to $478 million, or 4% excluding the impact of the Group Nine, OWN and TEN transactions.

(1)	The Company completed its investment in Group Nine, including the contribution and, therefore, deconsolidation of Seeker and SourceFed, on December 2, 2016.

International Networks

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Revenues:
Distribution	$479	$418	15%	$1,862	$1,681	11%
Advertising	419	379	11%	1,332	1,279	4%
Other	29	22	32%	87	80	9%
Total Revenues	$927	$819	13%	$3,281	$3,040	8%
Adjusted OIBDA	$249	$228	9%	$859	$835	3%
Adjusted OIBDA Margin	27%	28%		26%	27%

Full Year Results
International Networks’ revenues increased 8% to $3,281 million and Adjusted OIBDA increased 3% to $859 million. Excluding currency effects, total revenues increased 7%. Distribution revenues, excluding the impact of currency effects, grew 9%, mostly due to higher contractual rates in Europe following further investment in sports content, higher contractual rates in Latin America and contributions from content deliveries under licensing agreements, partially offset by lower subscribers in Latin America and lower contractual rates in Asia. Advertising revenues, excluding the impact of currency effects, increased 3% due to higher volume across key markets in Europe and Latin America, partially offset by lower pricing and volume in Asia.

Operating expenses increased 10%, or 8% excluding the impact of foreign currency exchange rates due to increased sports content and production costs. Excluding the impact of foreign currency exchange rates, Adjusted OIBDA increased 3%.

Fourth Quarter Results
International Networks’ revenues for the fourth quarter increased 13% to $927 million and Adjusted OIBDA increased 9% to $249 million. Excluding currency effects, total revenues increased 8%. Distribution revenues, excluding the impact of currency effects, grew 10%, mostly due to higher contractual rates in Europe following further investment in sports content, higher contractual rates in Latin America, and contributions from content deliveries under licensing agreements, partially offset by lower subscribers in Latin America and lower contractual rates in Asia. Advertising revenues, excluding the impact of currency effects, increased 5%, mostly due to higher volume and pricing across key markets in Europe and higher volume in Latin America.

Operating expenses increased 15%, or 7% excluding the impact of foreign currency exchange rates due to increased sports content and production costs. Excluding the impact of foreign currency exchange rates, Adjusted OIBDA increased 12%.

Education and Other

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Revenues	$45	$41	10%	$158	$174	(9)%
Adjusted OIBDA	$7	$(5)	NM	$6	$(10)	160%

Full Year Results
Education and Other revenues decreased $16 million compared to the the prior year primarily due to the impact of the sale of the Raw and Betty production studios, partially offset by growth in Education revenues. Adjusted OIBDA increased $16 million primarily due to the reduction in expenses from the sale of the Raw and Betty production studios, partially offset by the lower revenues.

Fourth Quarter Results
Education and Other revenues for the fourth quarter increased by $4 million primarily due to increased International and digital textbook revenues at Education. Adjusted OIBDA increased $12 million primarily due to the reduction in expenses from the sale of the Raw and Betty production studios and higher revenues.

Corporate and Inter-Segment Eliminations

Adjusted OIBDA decreased $26 million and $6 million compared to the prior year for the full year 2017 and fourth quarter 2017, respectively, due to legal costs related to the Scripps Networks transaction, higher personnel costs and technology investments.

STOCK REPURCHASE

Following the announcement of the pending acquisition of Scripps Networks (the "Scripps Networks Acquisition"), the Company suspended its share repurchase program and did not make any purchases of its shares during the fourth quarter. In 2017, the Company spent $603 million on share repurchases.

OTHER ITEMS

European Goodwill Impairment
In 2016, the Company performed a quantitative impairment test (comparison of fair value to carrying value), which it does every three years or whenever there is a trigger event or indicator of potential impairment, for each of its reporting units, which indicated limited headroom (the excess of fair value over carrying value) in the European reporting unit of 12%, but significant headroom in all other reporting units.

Given the limited headroom in the European reporting unit, the Company closely monitored this unit's results during 2017 and again performed a quantitative impairment test of the European reporting unit as of November 30, 2017. When step 1 resulted in negative headroom, the Company went on to perform step 2 to quantify the amount of the impairment charge. Based on this analysis, in the fourth quarter of 2017, Discovery recognized a non-cash goodwill impairment charge totaling $1.3 billion as of December 31, 2017 for our European reporting unit. As of December 31, 2017, the carrying value of remaining goodwill assigned to the European reporting unit was $1.1 billion and the net assets of the reporting unit were approximately $2.7 billion.  For additional details please refer to page 19 of this earnings press release and Note 8 in the Notes to Consolidated Financial Statements in Discovery's Form 10-K for the year ending December 31, 2017.

Scripps Networks Acquisition Update
As of February 26, 2018, the Department of Justice has closed its investigation into Discovery’s proposed acquisition of Scripps Networks.  We are awaiting completion of the review in Ireland, and we still expect the deal to close by the end of the first quarter of 2018.

OWN
On November 30, 2017, the Company acquired a controlling interest in OWN from Harpo. Discovery paid $70 million in cash to acquire the additional 24.5% stake in OWN, after taking into account net debt at the network. Harpo has the right to require the Company to purchase the entirety of its remaining non-controlling interest during 90-day windows beginning on July 1, 2018 and every two and half years thereafter through January 1, 2026. OWN is a pay-TV network and website that provides adult lifestyle content, which is focused on self-discovery, self-improvement and entertainment.

Discovery Education
On February 26, 2018, the Company announced the planned sale of a controlling equity stake in its Education business in the first half of 2018 to Francisco Partners for cash of $120 million. The Company will retain an equity interest and license the Discovery Education brand to the business.

NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) provided in this release, the Company has presented Adjusted OIBDA, Adjusted EPS and free cash flow. These non-GAAP measures should be considered in addition to, but not as a substitute for, operating income, net income, earnings per diluted share and other measures of financial performance reported in accordance with GAAP. Please review the supplemental financial schedules beginning on page 15 for reconciliations to the most comparable GAAP measures.

Adjusted OIBDA and Adjusted OIBDA Excluding the Impact of Currency Effects
The Company evaluates the operating performance of its segments based on financial measures such as revenues and Adjusted OIBDA. Adjusted OIBDA is defined as operating income excluding: (i) mark-to-market share-based compensation, (ii) depreciation and amortization, (iii) restructuring and other charges, (iv) certain impairment charges, (v) gains and losses on business and asset dispositions, and (vi) certain inter-segment eliminations related to production studios. As of January 1, 2017, the Company no longer excludes amortization of deferred launch incentives in calculating total Adjusted OIBDA as this expense is not material. In addition, beginning with the quarter ended September 30, 2017, Adjusted OIBDA also excludes material incremental third party transaction costs directly related to the Scripps Networks Acquisition and its planned integration.

The Company uses Adjusted OIBDA to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance and allocate resources to each segment. The Company believes Adjusted OIBDA is relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses. The Company excludes mark-to-market share-based compensation due to volatility, and excludes restructuring and other charges, certain impairment charges, gains and losses on business and asset dispositions, and Scripps Networks Acquisition and integration costs from the calculation of Adjusted OIBDA due to their impact on comparability between periods. The Company also excludes depreciation of fixed assets and amortization of intangible assets as these amounts do not represent cash payments in the current reporting period. Certain corporate expenses and inter-segment eliminations related to production studios are excluded from segment results to enable executive management to evaluate segment performance based upon the decisions of segment executives. Refer to page 8 for our methodology for calculating growth rates excluding the impact of currency effects.

Adjusted Net Income, Adjusted EPS, Adjusted Net Income Excluding the Impact of Currency Effects and Adjusted EPS Excluding the Impact of Currency Effects
Adjusted Net Income is typically defined as earnings excluding the impact of amortization of acquisition-related intangible assets.  Periodically, we exclude items impacting comparability as specified on page 13. Adjusted EPS is defined as Adjusted Net Income per diluted share. The Company believes Adjusted Net Income and Adjusted EPS are relevant to investors because this metric allows them to evaluate the performance of the Company's operations exclusive of the non-cash amortization of acquisition-related intangible assets and meaningful one-time items that impact the comparability of results from period to period. Refer to page 8 for our methodology for calculating growth rates excluding the impact of currency effects.

Free Cash Flow and Free Cash Flow Excluding the Impact of Currency Effects
The Company defines free cash flow as cash provided by operating activities less acquisitions of property and equipment. The Company uses free cash flow as it believes it is an important indicator for management and investors of the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to stockholders. Refer to page 8 for our methodology for calculating growth rates excluding the impact of currency effects.

Methodology for Calculating Growth Rates Excluding the Impact of Currency Effects
The impact of exchange rates on our business is an important factor in understanding period-to-period comparisons of our results. For example, our international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of results on a constant currency basis ("ex-FX"), in addition to results reported in accordance with GAAP, provides useful information about our operating performance because the presentation ex-FX excludes the effects of foreign currency volatility and highlights our core operating results. The presentation of results on a constant currency basis should be considered in addition to, but not a substitute for, measures of financial performance reported in accordance with GAAP.

The ex-FX change represents the percentage change on a period-over-period basis adjusted for foreign currency impacts. The ex-FX change is calculated as the difference between the current year amounts translated at a baseline rate (which is based on a spot rate for each of our currencies determined early in the fiscal year as part of our forecasting process) (the “2017 Baseline Rate”) and the prior year amounts translated at the same 2017 Baseline Rate. In addition, consistent with the assumption of a constant currency environment, our ex-FX results exclude the impact of our foreign currency hedging activities as well as realized and unrealized foreign currency transaction gains and losses. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies.

Conference Call Information

Discovery Communications, Inc. will host a conference call today, February 27, 2018 at 8:30 a.m. ET to discuss its full year and fourth quarter results. To listen to the call, visit http://discoverycommunications.com or dial 1-844-452-2811 inside the U.S. and 1-574-990-9832 outside of the U.S., using the passcode: DISCA.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 14, 2017 and its Quarterly Report on From 10-Q filed with the SEC on November 2, 2017. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements in this release include, without limitation, statements regarding investing in our programming, strategic growth initiatives, and the timing and effects of its pending Scripps Networks Acquisition and related transactions. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contacts:

Corporate Communications	Investor Relations
Bill Launder (212) 548-5693	Andrew Slabin (212) 548-5544
bill_launder@discovery.com	andrew_slabin@discovery.com

Jackie Burka (212) 548-5642
jackie_burka@discovery.com

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues:
Distribution	$881	$793	$3,474	$3,213
Advertising	876	800	3,073	2,970
Other	107	79	326	314
Total revenues	1,864	1,672	6,873	6,497
Costs and expenses:
Costs of revenues, excluding depreciation and amortization	745	645	2,656	2,432
Selling, general and administrative	507	463	1,768	1,690
Impairment of goodwill	1,327	—	1,327	—
Depreciation and amortization	90	83	330	322
Restructuring and other charges	32	6	75	58
Loss (gain) on disposition	—	(50)	4	(63)
Total costs and expenses	2,701	1,147	6,160	4,439
Operating income	(837)	525	713	2,058
Interest expense	(157)	(86)	(475)	(353)
Loss on extinguishment of debt	—	—	(54)	—
(Loss) income from equity investees, net	(89)	(10)	(211)	(38)
Other (expense) income, net	33	31	(110)	4
(Loss) income before income taxes	(1,050)	460	(137)	1,671
Income tax expense	(87)	(151)	(176)	(453)
Net (loss) income	(1,137)	309	(313)	1,218
Net income attributable to noncontrolling interests	—	—	—	(1)
Net income attributable to redeemable noncontrolling interests	(7)	(5)	(24)	(23)
Net (loss) income available to Discovery Communications, Inc.	$(1,144)	$304	$(337)	$1,194

Net income per share available to Discovery Communications, Inc. Series A, B and C common stockholders:
Basic	$(1.99)	$0.52	$(0.59)	$1.97
Diluted(1)	$(1.99)	$0.51	$(0.59)	$1.96

Weighted average shares outstanding:
Basic	381	393	384	401
Diluted(1)	568	595	576	610

(1) Diluted shares adjust for the potential dilution that would occur if common stock equivalents, including convertible preferred stock and share-based awards, were converted into common stock or exercised.

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; in millions)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,309	$300
Receivables, net	1,838	1,495
Content rights, net	410	310
Prepaid expenses and other current assets	434	397
Total current assets	9,991	2,502

Noncurrent content rights, net	2,213	2,089
Property and equipment, net	597	482
Goodwill, net	7,073	8,040
Intangible assets, net	1,770	1,512
Equity method investments	335	557
Other noncurrent assets	576	490
Total assets	$22,555	$15,672

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$277	$241
Accrued liabilities	1,309	1,075
Deferred revenues	255	163
Current portion of debt	30	82
Total current liabilities	1,871	1,561

Noncurrent portion of debt	14,755	7,841
Deferred income taxes	319	467
Other noncurrent liabilities	587	393
Total liabilities	17,532	10,262

Redeemable noncontrolling interests	413	243

Equity:
Discovery Communications, Inc. stockholders’ equity:
Series A-1 convertible preferred stock: $0.01 par value; 8 authorized; 8 shares issued as of December 31, 2017 (formerly Series A convertible preferred stock: $0.01 par value; 75 authorized; 71 issued as of December 31, 2016)	—	1
Series C-1 convertible preferred stock: $0.01 par value; 6 authorized; 6 shares issued as of December 31, 2017 (formerly Series C convertible preferred stock: $0.01 par value; 75 authorized; 28 issued as of December 31, 2016)	—	1
Series A common stock: $0.01 par value; 1,700 shares authorized; 157 and 155 shares issued	1	1
Series B convertible common stock: $0.01 par value; 100 shares authorized; 7 shares issued	—	—
Series C common stock: $0.01 par value; 2,000 shares authorized; 383 and 381 shares issued	4	4
Additional paid-in capital	7,295	7,046
Treasury stock, at cost	(6,737)	(6,356)
Retained earnings	4,632	5,232
Accumulated other comprehensive loss	(585)	(762)
Total equity	4,610	5,167
Total liabilities and equity	$22,555	$15,672

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Twelve Months Ended December 31,
	2017	2016
Operating Activities
Net (loss) income	$(313)	$1,218
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Share-based compensation expense	39	69
Depreciation and amortization	330	322
Content amortization and impairment expense	1,910	1,773
Impairment of goodwill	1,327	—
Loss (gain) on disposition	4	(63)
Remeasurement gain on previously held equity interest	(34)	—
Equity in losses of investee companies, net of cash distributions	223	44
Deferred income taxes	(199)	(27)
Launch amortization expense	54	—
Realized loss from derivative instruments, net	98	3
Other-than-temporary impairment of AFS investments	—	62
Other, net	85	50
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(258)	(25)
Content rights and payables, net	(1,947)	(1,904)
Accounts payable and accrued liabilities	265	(10)
Income taxes receivable and prepaid income taxes	20	(31)
Foreign currency and other, net	25	(101)
Cash provided by operating activities	1,629	1,380

Investing Activities
Payments for investments	(444)	(272)
Purchases of property and equipment	(135)	(88)
Distributions from equity method investees	77	87
Proceeds from dispositions, net of cash disposed	29	19
Payments for derivative instruments, net	(101)	—
Business acquisitions, net of cash acquired	(60)	—
Other investing activities, net	1	(2)
Cash used in investing activities	(633)	(256)

Financing Activities
Commercial paper repayments, net	(48)	(45)
Borrowings under revolving credit facility	350	613
Principal repayments of revolving credit facility	(475)	(835)
Borrowings from debt, net of discount and including premiums	7,488	498
Principal repayments of debt, including discount payment and premiums to par value	(650)	—
Payments for bridge financing commitment fees	(40)	—
Principal repayments of capital lease obligations	(33)	(28)
Repurchases of stock	(603)	(1,374)
Cash settlement (prepayments) of common stock repurchase contracts	58	(57)
Distributions to redeemable noncontrolling interests	(30)	(22)
Share-based plan proceeds (payments), net	16	39
Hedge of borrowings from debt instruments	—	40
Other financing activities, net	(82)	(13)
Cash provided by (used in) financing activities	5,951	(1,184)

Effect of exchange rate changes on cash and cash equivalents	62	(30)

Net change in cash and cash equivalents	7,009	(90)
Cash and cash equivalents, beginning of period	300	390
Cash and cash equivalents, end of period	$7,309	$300

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
IMPACT OF FX AND ACQUIRED BUSINESSES
(unaudited; amounts in millions)

	Three Months Ended December 31,
	2017	2016	Change	% Change	% Impact from Acquired Businesses(1)	% Impact from FX(2)	% Change ex-FX and Acquired Businesses
U.S. Networks
Revenues
Distribution	$402	$375	$27	7%	4%	—%	3%
Advertising	456	421	35	8%	6%	—%	2%
Other	34	16	18	113%	119%	—%	(6)%
Total Revenues	$892	$812	$80	10%	7%	—%	3%
Adjusted OIBDA(3)	$478	$447	$31	7%	2%	—%	5%

International Networks
Revenues
Distribution	$479	$418	$61	15%	—%	5%	10%
Advertising	419	379	40	11%	—%	6%	5%
Other	29	22	7	32%	—%	6%	26%
Total Revenues	$927	$819	$108	13%	—%	5%	8%
Adjusted OIBDA(3)	$249	$228	$21	9%	—%	(3)%	12%

Total Company
Revenues
Distribution	$881	$793	$88	11%	2%	2%	7%
Advertising	876	800	76	10%	4%	2%	4%
Other	107	79	28	35%	24%	2%	9%
Total Revenues	$1,864	$1,672	$192	11%	3%	3%	5%
Adjusted OIBDA(3)	$636	$578	$58	10%	2%	(1)%	9%

	Twelve Months Ended December 31,
	2017	2016	Change	% Change	% Impact from Acquired Businesses(1)	% Impact from FX(2)	% Change ex-FX and Acquired Businesses
U.S. Networks
Revenues
Distribution	$1,612	$1,532	$80	5%	1%	—%	4%
Advertising	1,740	1,690	50	3%	2%	—%	1%
Other	82	63	19	30%	30%	—%	—%
Total Revenues	$3,434	$3,285	$149	5%	2%	—%	3%
Adjusted OIBDA(3)	$2,026	$1,922	$104	5%	—%	—%	5%

International Networks
Revenues
Distribution	$1,862	$1,681	$181	11%	—%	2%	9%
Advertising	1,332	1,279	53	4%	—%	1%	3%
Other	87	80	7	9%	—%	1%	8%
Total Revenues	$3,281	$3,040	$241	8%	—%	1%	7%
Adjusted OIBDA(3)	$859	$835	$24	3%	—%	—%	3%

Total Company
Revenues
Distribution	$3,474	$3,213	$261	8%	—%	1%	7%
Advertising	3,073	2,970	103	3%	—%	1%	2%
Other	326	314	12	4%	6%	(2)%	—%
Total Revenues	$6,873	$6,497	$376	6%	1%	1%	4%
Adjusted OIBDA(3)	$2,531	$2,413	$118	5%	—%	1%	4%
(1) Acquired businesses comprised of TEN and OWN.
(2) Refer to page 8 for our methodology for calculating growth rates excluding the impact of currency effects.
(3) See full definition of Adjusted OIBDA on page 7.

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
ITEMS IMPACTING COMPARABILITY OF NET INCOME AND EARNINGS PER SHARE
(unaudited; in millions, except per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	Change	% Change	2017	2016	Change	% Change
DCI Net Income	$(1,144)	$304	$(1,448)	NM	$(337)	$1,194	$(1,531)	NM

Items Impacting Comparability:
Impairment of goodwill	1,327	—	1,327	NM	1,327	—	1,327	NM
Scripps Networks transaction-related costs	67	—	67	NM	272	—	272	NM
Amortization of acquisition-related intangible assets	43	36	7	19%	153	148	5	3%
Total Adjustments (pre-tax)	$1,437	$36	$1,401	NM	$1,752	$148	$1,604	NM

Tax Impact of Items Impacting Comparability:
Impairment of goodwill	(6)	—	(6)	NM	(6)	—	(6)	NM
Scripps Networks transaction-related costs	(8)	—	(8)	NM	(71)	—	(71)	NM
Amortization of acquisition-related intangible assets	(12)	(10)	(2)	(20)%	(42)	(40)	(2)	(5)%
Total Tax Impact	(26)	(10)	(16)	(160)%	(119)	(40)	(79)	(198)%

Total Adjustments (after-tax)	$1,411	$26	$1,385	NM	$1,633	$108	$1,525	NM

Adjusted Net Income(1)	$267	$330	$(63)	(19)%	$1,296	$1,302	$(6)	—%

FX adjustment				15%				10%
Adjusted Net Income (ex-FX)(2)				(4)%				10%

Adjusted EPS(1)	$0.47	$0.56	$(0.09)	(16)%	$2.24	$2.13	$0.11	5%
Adjusted EPS (ex-FX)(2)				1%				16%

(1) See full definition of Adjusted Net Income and Adjusted EPS on page 7.
(2) Refer to page 8 for our methodology for calculating growth rates excluding the impact of currency effects.

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
SCRIPPS NETWORKS TRANSACTION-RELATED COSTS
(unaudited; in millions)

		Three Months Ended December 31,
	Consolidated Statement of Operations Line Item Impacted	2017	2016
Scripps Networks transaction and integration costs	Selling, general & administrative	$17	$—
Interest expense	Interest expense	50	—
Losses on derivative instruments	Other expense, net	—	—
Total pre-tax Scripps Networks transaction-related charges		67	—

Tax Expense (Benefit)	Income tax expense (benefit)	(8)	—
Total after-tax Scripps Networks transaction-related charges		$59	$—

Total after-tax Scripps Networks transaction-related charges per diluted share		$0.10	—

		Twelve Months Ended December 31,
	Consolidated Statement of Operations Line Item Impacted	2017	2016
Scripps Networks transaction and integration costs	Selling, general & administrative	$79	$—
Interest expense	Interest expense	95	—
Losses on derivative instruments(1)	Other expense, net	98	—
Total pre-tax Scripps Networks transaction-related charges		272	—

Tax Expense (Benefit)	Income tax expense (benefit)	(71)	—
Total after-tax Scripps Networks transaction-related charges		$201	$—

Total after-tax Scripps Networks transaction-related charges per diluted share		$0.35	—

(1) In August 2017, the Company entered into $4 billion notional of interest rate contracts used to economically hedge the pricing for the issuance of debt in conjunction with the Scripps Networks Acquisition. These interest rate contracts were settled on September 21, 2017 and did not receive hedging designation. The Company recognized a $98 million loss in connection with these interest rate contracts, which has been recorded to other (expense) income, net on the Company's consolidated statement of operations.

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NET INCOME TO
ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(unaudited; in millions)

	Three Months Ended December 31, 2017
	U.S. Networks	International Networks	Education and Other	Corporate and Inter-Segment Eliminations	Total
Net (loss) income available to Discovery Communications, Inc.					$(1,144)
Net income attributable to redeemable noncontrolling interests					7
Net income attributable to noncontrolling interests					—
Income tax expense					87
Other expense (income), net					(33)
Loss from equity investees, net					89
Loss on extinguishment of debt					—
Interest expense					157
Operating income	450	(311)	8	(984)	(837)
Inter-segment eliminations	2	—	(2)	—	—
Loss (gain) on disposition	—	—	—	—	—
Restructuring and other charges	12	14	—	6	32
Depreciation and amortization	14	57	1	18	90
Impairment of goodwill	—	489	—	838	1,327
Mark-to-market share-based compensation	—	—	—	7	7
Scripps Networks transaction and integration costs	—	—	—	17	17
Total Adjusted OIBDA	$478	$249	$7	$(98)	$636

	Three Months Ended December 31, 2016
	U.S. Networks	International Networks	Education and Other	Corporate and Inter-Segment Eliminations	Total
Net income available to Discovery Communications, Inc.					$304
Net income attributable to redeemable noncontrolling interests					5
Net income attributable to noncontrolling interests					—
Income tax expense (benefit)					151
Other expense (income), net					(31)
Loss (gain) from equity investees, net					10
Loss on extinguishment of debt					—
Interest expense					86
Operating income	478	169	1	(123)	525
Inter-segment eliminations	5	2	(7)	—	—
Loss (gain) on disposition	(50)	—	—	—	(50)
Restructuring and other charges	5	1	—	—	6
Depreciation and amortization	9	56	1	17	83
Mark-to-market share-based compensation	—	—	—	14	14
Total Adjusted OIBDA	$447	$228	$(5)	$(92)	$578

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NET INCOME TO
ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(unaudited; in millions)

	Twelve Months Ended December 31, 2017
	U.S. Networks	International Networks	Education and Other	Corporate and Inter-Segment Eliminations	Total
Net (loss) income available to Discovery Communications, Inc.					$(337)
Net income attributable to redeemable noncontrolling interests					24
Net income attributable to noncontrolling interests					—
Income tax expense					176
Other expense (income), net					110
Loss from equity investees, net					211
Loss on extinguishment of debt					54
Interest expense					475
Operating income	1,961	106	6	(1,360)	713
Inter-segment eliminations	12	—	(12)	—	—
Loss (gain) on disposition	—	—	4	—	4
Restructuring and other charges	18	42	3	12	75
Depreciation and amortization	35	222	5	68	330
Impairment of goodwill	—	489	—	838	1,327
Mark-to-market share-based compensation	—	—	—	3	3
Scripps Networks transaction and integration costs	—	—	—	79	79
Total Adjusted OIBDA	$2,026	$859	$6	$(360)	$2,531

	Twelve Months Ended December 31, 2016
	U.S. Networks	International Networks	Education and Other	Corporate and Inter-Segment Eliminations	Total
Net income available to Discovery Communications, Inc.					$1,194
Net income attributable to redeemable noncontrolling interests					23
Net income attributable to noncontrolling interests					1
Income tax expense (benefit)					453
Other expense (income), net					(4)
Loss (gain) from equity investees, net					38
Loss on extinguishment of debt					—
Interest expense					353
Operating income	1,915	597	(2)	(452)	2,058
Inter-segment eliminations	14	4	(18)	—	—
Loss (gain) on disposition	(50)	(13)	—	—	(63)
Restructuring and other charges	15	26	3	14	58
Depreciation and amortization	28	221	7	66	322
Mark-to-market share-based compensation	—	—	—	38	38
Total Adjusted OIBDA	$1,922	$835	$(10)	$(334)	$2,413

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
SELECTED FINANCIAL DETAIL
(unaudited; in millions, except per share amounts)

EARNINGS PER SHARE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Numerator:
Net income	$(1,137)	$309	$(313)	$1,218
Less:
Allocation of undistributed income to Series A-1 convertible preferred stock	142	(36)	41	(139)
Net income attributable to noncontrolling interests			—	(1)
Net income attributable to redeemable noncontrolling interests	(7)	(5)	(24)	(23)
Net income available to Discovery Communications, Inc. Series A, B and C common and Series C-1 convertible preferred stockholders for basic net income per share	$(1,002)	$268	$(296)	$1,055
Allocation of net income available to Discovery Communications Inc. Series A, B and C common stockholders and Series C-1 convertible preferred stockholders for basic net income per share:
Series A, B and C common stockholders	(767)	202	(225)	789
Series C-1 convertible preferred stockholders	(235)	66	(71)	266
Total	(1,002)	268	(296)	1,055

Add:
Allocation of undistributed income to Series A-1 convertible preferred stockholders	(142)	36	(41)	139
Net income available to Discovery Communications, Inc. Series A, B and C common stockholders for diluted net income per share	$(1,144)	$304	$(337)	$1,194

Denominator — weighted average:
Series A, B and C common shares outstanding — basic	381	393	384	401
Impact of assumed preferred stock conversion	187	199	192	206
Dilutive effect of share-based awards	—	3	—	3
Series A, B and C common shares outstanding — diluted	568	595	576	610
Series C-1 convertible preferred stock outstanding — basic and diluted	6	7	6	7

Basic net income per share available to Discovery Communications, Inc. Series A, B and C common and Series C-1 convertible preferred stockholders:
Series A, B and C common stockholders	$(1.99)	$0.52	$(0.59)	$1.97
Series C-1 convertible preferred stockholders	$(39.02)	$7.08	$(11.33)	$28.14

Diluted net income per share available to Discovery Communications, Inc. Series A, B and C common and Series C-1 convertible preferred stockholders:
Series A, B and C common stockholders	$(1.99)	$0.51	$(0.59)	$1.96
Series C-1 convertible preferred stockholders	$(39.02)	$7.05	$(11.33)	$27.99

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
SELECTED FINANCIAL DETAIL
(unaudited; in millions, except per share amounts)

CALCULATION OF FREE CASH FLOW

	Three Months Ended December 31,
	2017	2016	Change	% Change
Cash provided by operating activities	$462	$539	$(77)	(14)%
Purchases of property and equipment	(32)	(19)	(13)	68%
Free cash flow	$430	$520	$(90)	(17)%

	Twelve Months Ended December 31,
	2017	2016	Change	% Change
Cash provided by operating activities	$1,629	$1,380	$249	18%
Purchases of property and equipment	(135)	(88)	(47)	53%
Free cash flow	$1,494	$1,292	$202	16%

BORROWINGS

December 31, 2017
5.625% Senior notes, semi-annual interest, due August 2019	$411
2.200% Senior notes, semi-annual interest, due September 2019	500
Floating rate notes, quarterly interest, due September 2019	400
5.050% Senior notes, semi-annual interest, due June 2020	789
4.375% Senior notes, semi-annual interest, due June 2021	650
2.375% Senior notes, euro denominated, annual interest, due March 2022	358
3.300% Senior notes, semi-annual interest, due May 2022	500
2.950% Senior notes, semi-annual interest, due March 2023	1,200
3.250% Senior notes, semi-annual interest, due April 2023	350
3.800% Senior notes, semi-annual interest, due March 2024	450
2.500% Senior notes, sterling denominated, annual interest, due September 2024	538
3.450% Senior notes, semi-annual interest, due March 2025	300
4.900% Senior notes, semi-annual interest, due March 2026	700
1.900% Senior notes, euro denominated, annual interest, due March 2027	717
3.950% Senior notes, semi-annual interest, due March 2028	1,700
5.000% Senior notes, semi-annual interest, due September 2037	1,250
6.350% Senior notes, semi-annual interest, due June 2040	850
4.950% Senior notes, semi-annual interest, due May 2042	500
4.875% Senior notes, semi-annual interest, due April 2043	850
5.200% Senior notes, semi-annual interest, due September 2047	1,250
Revolving credit facility	425
Capital lease obligations	225
Commercial paper	—
Total debt	14,913
Unamortized discount and debt issuance costs	(128)
Debt, net	14,785
Current portion of debt	(30)
Noncurrent portion of debt	$14,755

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
GOODWILL IMPAIRMENT DETAILS

The Company evaluates goodwill for impairment on a qualitative basis annually as of November 30 and earlier if an event or other circumstance indicates that we may not recover the carrying value of the asset. If the Company believes that as a result of its qualitative assessment it is more likely than not that the fair value of a reporting unit or other indefinite-lived intangible asset is greater than its carrying amount, a quantitative impairment test is not required. The Company performs a quantitative impairment test every three years, irrespective of the outcome of the Company's qualitative assessment. The quantitative goodwill impairment test is performed using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount (i.e., headroom), goodwill of the reporting unit is not impaired and the second step of the quantitative impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the quantitative goodwill impairment test is required to be performed to measure the amount of impairment loss, if any.
The second step of the quantitative goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit’s identifiable net assets excluding goodwill is compared to the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
Consistent with the Company's accounting policy, the Company performed a quantitative step 1 impairment test (comparison of fair value to carrying value) for each of its reporting units in 2016 which indicated limited headroom (the excess of fair value over carrying value) in the European reporting unit of 12%, all other reporting units had headroom in excess of 40%. Given the limited headroom in the European reporting unit, the Company closely monitored its results during 2017 and again performed a quantitative impairment test of the European reporting unit as of November 30, 2017, which indicated potential impairment (approximately $100 million or 3% deficit). The key factors resulting in the impairment include: 1) lower stock price multiples for peer media companies, 2) moderated revenue expectations based on continued declines in viewership and 3) expected increases in content investment to service existing customers and grow the Company's direct-to-consumer business. Given the results of the step 1 impairment test, the Company applied the hypothetical purchase price analysis required by the step 2 test and recognized a goodwill impairment charge of $1.3 billion as of November 30, 2017, for the European reporting unit. The impairment charge of $1.3 billion significantly exceeds the deficit of fair value to carrying value of approximately $100 million because of significant intangible assets that are not recognized on the Company's consolidated balance sheet (i.e., excluded from book carrying value) but are considered in the step 2 calculation on a fair value basis. The step 1 and step 2 tests and relevant assumptions are further discussed below. For the US Networks, Latin, Asia and Education reporting units, the Company performed a qualitative goodwill impairment review in 2017. No factors were identified indicating a need for a quantitative assessment.
For the 2017 step 1 test, the carrying value of the European reporting unit of $4.0 billion, which includes $2.4 billion of goodwill, exceeded its fair value of $3.9 billion by 3%. In performing the step 1 test, the Company determined the fair value of its European reporting unit by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The results of these valuation methodologies were weighted 75% towards the DCF and 25% towards the market-based approach, which is consistent with prior quantitative analyses. Significant judgments and assumptions used in the DCF and market-based model to assess the reporting unit's fair value include the amount and timing of expected future cash flows, long-term growth rates of 2.5% (compared with 3% in 2016), a discount rate of 9.75% (compared with 10.5% in 2016), and our selection of guideline company earnings multiples of 7.5x (compared with 9.5x in 2016). The cash flows employed in the DCF analysis for the European reporting unit are based on the reporting unit's budget and long-term business plan, which reflect our expectations based upon recent operating performance. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting unit and market conditions. Given the inherent uncertainty in determining the assumptions underlying a DCF analysis, actual results may differ from those used in the valuations.

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
GOODWILL IMPAIRMENT DETAILS (continued)

The net assets assigned to the European reporting unit included corporate allocations. These assets and liabilities include corporate enterprise goodwill and intangible assets, allocated in prior periods based on the relative fair value of the European reporting unit at the time, and deferred taxes and content, allocated based on whether or not the jurisdiction gave rise to the deferred tax balance or is using the content asset.
In the second step of the impairment test, the Company theoretically assigned the European reporting unit's fair value to its individual assets and liabilities, including significant unrecognized intangible assets such as customer relationships and trade names, or liabilities, in a hypothetical purchase price allocation that calculates the implied fair value of goodwill in the same manner as if the reporting unit was being acquired in a business combination. Since the implied fair value of the reporting unit's goodwill was less than the carrying value, the difference was recorded as an impairment charge. The fair value estimates incorporated in step 2 for the hypothetical intangible assets were based on the excess earnings income approach for customer relationships, the relief-from-royalty method for trademarks, and the greenfield approach for broadcast licenses. Key judgments made by management in step 2 of the impairment test included revenue growth rates, length of contract term, number of renewals, customer attrition rates, market-based royalty rates, and market based tax rates. The valuation of advertising relationships assumed an attrition rate of 10%, affiliate relationships assumed three contract renewals, each with a four year term, per customer and trade names assumed royalty rates ranging from 2% to 5%. Other assumptions used in these hypothetical calculations had a less significant impact on the concluded fair value or were subject to less significant estimation or judgment. None of these hypothetical calculations for unrecorded intangibles were recorded in the consolidated financial statements.
As of December 31, 2017, the carrying value of remaining goodwill assigned to the European reporting unit was $1.1 billion and the net assets of the reporting unit were approximately $2.7 billion, which results in significant headroom based on the estimated fair value of $3.9 billion.
The determination of fair value of the Company's DNI-Europe reporting unit represents a Level 3 fair value measurement in the fair value hierarchy due to its use of internal projections and unobservable measurement inputs. Changes in significant judgments and estimates could significantly impact the concluded fair value of the reporting unit or the valuation of intangible assets. Changes to assumptions that would decrease the fair value of the reporting unit would result in corresponding increases to the impairment of goodwill at the reporting unit.
The goodwill impairment charge does not have an impact on the calculation of the Company's financial covenants under the Company's debt arrangements.
As of November 30, 2016, the Company performed a quantitative goodwill impairment assessment for all reporting units. Due to the period elapsed since the last quantitative impairment test in 2013, the Company elected to proceed to the first step of the quantitative goodwill impairment test. The estimated fair value of each reporting unit exceeded its carrying value and, therefore, no impairment was recorded.  The fair values of the reporting units were determined using DCF and market-based valuation models. Cash flows were determined based on Company estimates of future operating results and discounted using an internal rate of return based on an assessment of the risk inherent in future cash flows of the respective reporting unit. The market-based valuation models utilized multiples of earnings before interest, taxes, depreciation and amortization. Both the DCF and market-based models resulted in substantially similar fair values.
As of November 30, 2015, the Company performed a qualitative goodwill impairment assessment for all reporting units, and determined that it was more likely than not that the fair value of those reporting units exceeded their carrying values.